EXHIBIT 23
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               Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Overseas Shipholding Group, Inc. of our report dated February 23, 1998, included in the 1997 Annual Report to Shareholders of Overseas Shipholding Group, Inc.

We also consent to the incorporation by reference in the Registration Statement, Form S-8 (No. 33-44013) pertaining to the Overseas Shipholding Group, Inc. 1989 Stock Option Plan, the Overseas Shipholding Group, Inc. 1990 Stock Option Plan, and the Maritime Overseas Corporation 1990 Stock Option Plan, of our report dated February 23, 1998, with respect to the consolidated financial statements of Overseas Shipholding Group, Inc., incorporated herein by reference.



                                           ERNST & YOUNG LLP


New York, New York
March 25, 1998